Exhibit (p)(2)

Code of Ethics of the Sub-Adviser

ASSET MANAGEMENT, INC.

CODE OF ETHICS

I. Introduction and Basic Duties

     AMI  is a registered investment adviser and acts as investment adviser  or sub  adviser to one or more investment companies registered under the 1940  Act (each  a  "Fund") and other clients. Capitalized terms in this Code are defined in Appendix I to this Code.

     This  Code  is  based  on the principle that AMI directors,  officers  and employees  have  a  fiduciary duty to place the interests of clients  ahead  of their  own  interests, and must avoid even the appearance of a conflict.  Thus, AMI  seeks  strict  adherence to fiduciary standards and  compliance  with  all applicable  Federal and state securities laws. This Code applies to all  Access Persons. At all times, Access Persons must:

     1.  Place  the interests of clients first.   Access Persons must scrupulously avoid serving their own personal interests ahead of client interests. An Access Person  may  not  induce a client to take action, or not to  take  action,  for personal benefit, rather than for the benefit of a client. .

     2. Avoid taking inappropriate advantage of their positions.  Access Persons may  not, for example, use their knowledge of portfolio transactions to  profit by the market effect of such transactions.

    3. Conduct all personal Securities Transactions in compliance with this Code.  However, technical compliance with this Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

     4.  Maintain  confidentiality of trading information. Access  Persons  are prohibited  from  revealing information relating to the investment  intentions, activities  or  portfolios of a client, except to persons whose duties  require knowledge of the information.

     5.  Refrain  from exploiting corporate opportunities for personal  benefit.  Access Persons  may  not take personal advantage of any  opportunity  properly belonging  to a client or AMI. This includes, but is not limited to,  acquiring Securities for one's own account that otherwise would be acquired for a client.

     6.  Refrain from exerting undue influence. Access Persons may not cause or attempt  to cause a client to purchase, sell or hold any Security in  a  manner calculated to create any personal benefit to the Access Person.

    Most standards in this Code apply to all Access Persons because these persons have access to  portfolio  trading data. Somewhat stricter standards  apply  to  Investment Personnel  because  they  are  more  directly  involved  in  portfolio  trading activities  and  they  have the most direct ability to  influence  the  trading activities of clients.

     This  Code  does  not  attempt  to  identify  all  possible  conflicts  of interests.  In  addition  to the specific prohibitions  in  this  Code,  Access Persons  also  are prohibited from engaging in any act or practice  that  would defraud clients, including the following:

(a) Making  any  untrue  statement of a material fact, or  creating  materially misleading  impressions  by omitting to state or failing  to  provide  any information  necessary  to  make any statements  made,  in  light  of  the circumstances in which they are made, not misleading;

(b) Making investment decisions other than exclusively for the benefit of and in the best interest of a client;

(c) Using information about investment or trading decisions to benefit or avoid economic injury to an Access Person, AMI or anyone other than a client;

(d) Taking,  delaying  or  omitting to take any  action  with  respect  to  any recommendation or investment or trading decision for a client in order  to avoid economic harm to an Access Person or anyone other than a client;

(e)   Purchasing or selling a Security on the basis of knowledge of a possible trade by or for a client;

(f)   Revealing  to  any  other person (except in the normal course  of  duties)  any information  regarding  transactions by a client or the consideration  by  any. client of any such Securities Transactions; or

(g)  Engaging in any manipulative practice with respect to any client.

II.  Personal Securities Transactions

A.  Reporting Requirements

        1. Initial and Annual Disclosure of Personal Holdings by Access Persons.
Upon  designation as an Access Person and thereafter on an annual basis  during the  month of January, all Investment Personnel must disclose in writing to the Compliance Officer all Securities in which they have a Beneficial Interest.  In lieu  of  such reports, the Access Person can submit to the Compliance  Officer duplicate  copies of appropriate periodic statements of each brokerage  account in which such access has a beneficial interest.

        2.  Quarterly Transaction Reporting Requirements. Every Access Person must report  to  the Compliance Officer in writing within ten days after a  calendar quarter the following information regarding every Securities Transaction during that quarter in which such  person  has a Beneficial Interest: (a) the date of the trade,  the  title and, as applicable, the interest rate, maturity date, the number of shares  and the  principal  amount  of  the  Security at  issue;  (b)  the  nature  of  the transaction  (i.e., a purchase, sale or other transaction); ( c) the  price  at which the transaction was executed; (d) the name of the broker, dealer or bank executing  the  transaction; and (e) the date of the report. In  lieu  of  such separate  reports,  the  Access Person can submit  to  the  Compliance  Officer duplicate   copies  duplicate  copies  of  each  confirmation  for  each   such transaction  and periodic statements for each brokerage account in  which  such Access Person has a Beneficial Interest.

          3.  Account  Reporting Requirements. Within 10 days of initial designation as an Access Person and annually thereafter, every Access Person must report to the  Compliance Officer the account number, account name and brokerage firm  of each Securities account in which the Access Person has a Beneficial Interest.

          4. Availability of Reports. All information supplied pursuant to this Code may be made available for inspection by the SEC.

        5. Exemptions.  The following Securities need nto be reported on any report required by this Code:  registered open-end investment companies; direct obligations of the U.S. Government; and bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments; and repurchase agreements.

B.  Pre-Clearance Requirements

        1.  Initial Public Offerings (Investment Personnel only).  Any acquisition of a Beneficial Interest by Investment Personnel in an Initial Public Offering (other than a registered open-end investment company), must be pre-cleared with the Compliance Officer.

        2.  Limited Offering (Investment Personnel only).  Any acquisition of a Beneficial Interest by Investment Personnel in a Limited Offering must be pre-cleared with the Compliance Officer.

          3.  Record of Pre-clearance. The Compliance Officer shall maintain a record of each pre-clearance approval, and the reasons supporting that action.

C.   Prohibited Transactions.

     The following Securities Transactions are prohibited:

          1. Pending Buy or Sell Orders. Any purchase or sale of Securities by an Access Person on any day during which a client has a pending buy or sell  order in  the same Security (or equivalent Security) until that order is executed  or withdrawn  (unless  the  Compliance Officer deems the  proposed  Access  Person transaction to be immaterial).

        2. Intention to Buy or Sell for a Client. Purchases or sales of Securities by an Access Person at a time when that Access Person intends, or knows of another's intention, to  purchase or sell that Security (or an equivalent security) on behalf  of  a client  (unless  the  Compliance  Officer  deems  the  proposed  Access  Person transaction to be immaterial). This prohibition applies whether the  Securities Transaction  is  in the same direction (e.g., two purchases)  or  the  opposite direction (a purchase and sale) as the transaction of a client.

        3. Inside Information. Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security.

        4. Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

        5.  Others. Any other transactions deemed by the Compliance Officer (or  a designee) to involve a conflict of interest, possible diversions of a corporate opportunity, or an appearance of fraud or impropriety.

III.   Compliance with this Code of Ethics

A. Compliance Officer Review

        1. Investigating Violations of this Code. The Compliance Officer is responsible for reviewing all reports submitted in accordance with this Code.

        2. Annual Reports. The Compliance Officer will submit to the Board of Directors of the Funds, at least annually, a written report:

a. Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

b. Identifying any material violations of this Code and any significant remedial action imposed in response to the material violation during the past year;

c.  Identifying  any  recommended  changes  in  existing  restrictions  or procedures  based  on  its  experience  under  this  Code,  evolving   industry practices, or developments in applicable laws or regulations; and.

d. Certifying that AMI has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

     B.  Sanctions.  If the AMI Board of Directors determines  that  an  Access Person  has violated this Code, it may impose sanctions, if any, that it  deems appropriate,  such  as a letter of caution or warning, suspension  of  personal trading rights, suspension of employment (with or without compensation),  fine, referral of the matter to regulatory authorities, and termination of the employment.  The AMI Board of Directors also may require the Access  Person  to reverse  the trades in question and forfeit any profit or absorb any loss.  Any profit shall be calculated by the AMI Board of Directors and shall be forwarded to  a charitable organization selected by the AMI Board of Directors. No member of the Board of Directors of AMI may review his or her own transaction.

     C.  Exceptions to the Code. The Compliance Officer may grant exceptions to the  requirements of the Code on a case-by-case basis if the Compliance Officer finds that the proposed conduct involves negligible opportunity for abuse.

     D. Acknowledgement of Receipt of Code. Upon becoming an Access Person, and at  least  annually thereafter in January, each Access Person shall review  and execute  the "Acknowledgement of receipt of Code of Ethics" attached hereto  as Appendix II.

Dated: July 23, 2001

Appendix I

DEFINITIONS

        "Access Person" Means:

      (1)   every director or officer of AMI;

    (2)  every  employee  of  AMI who, in connection with his or her regular  functions, makes,  participates in, or obtains information regarding the purchase or  sale of a Security by a Fund;

    (3)  every natural person in a control relationship with AMI who obtains information concerning recommendations made to a Fund with regard to the purchase  or  sale of  a  security,  prior to its dissemination or prior to the execution  of  all resulting trades; and

    (4) such other persons as the Compliance Officer shall designate.

Any uncertainty as to whether an individual is an Access Person will be resolved in accordance with, and this definition shall be subject to, the definition of "Access Person" found in Rule 17j-l (a)(I) under the 1940 Act.

    "AMI" means Asset Management, Inc.

   "Beneficial  Interest"  means  the opportunity,  directly  or  indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit,  or  share  in any profit derived from, a transaction  in  the  subject Securities.  An  Access  Person  is deemed to have  a  Beneficial  Interest  in Securities owned by members of his or her immediate family. Common examples  of Beneficial  Interest include joint accounts, spousal accounts,  UTMA  accounts, partnerships,   trusts   and.  controlling  interests  in   corporations.   Any uncertainty  as  to  whether an Access Person has a Beneficial  Interest  in  a Security  should  be brought to the attention of the Compliance  Officer.  Such questions  will  he resolved in accordance with, and this definition  shall  be subject to, the definition of "beneficial owner" in 'Rules 16a-l(a)(2) and  (5) under the Securities Exchange Act of 1934.

    "Code" means this Code of Ethics, as it may be amended from time to time.

     "Compliance  Officer" means the Compliance Officer of  AMI  as  designated from  time-to-  time  by  AMI's.  President and any  persol1designated  by  the compliance  officer to fulfill the Compliance Officer's duties with respect  to the Compliance Officer designated by the President and/or other persons.

     "Fund" means a registered investment company for which AMI serves as either the investment adviser or subadviser.

     "Initial Public Offering" means an offering of securities registered under the  Securities  Act  of  1933,  the issuer of which,  immediately  before  the registration,  was not subject to the reporting requirements of Section  13  or 15(d) of the Securities Exchange Act of 1934.

     "Investment  Personnel"  and  "Investment  Person"  mean  each   Portfolio Manager,  any employees who are authorized to make investment decisions  for  a Fund,  and  any  Access  Person who, in connection  with  his  or  her  regular functions or duties, provides information and advice to a Portfolio Manager  or who helps execute a Portfolio Manager's decisions. .

     "Limited  Offering"  means  an offering that is exempt  from  registration under  the Securities Act of 1933 pursuant to Section 4(2) or Section  4(6)  or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

     "1940 Act" means the Investment Company Act of 1940, as amended.

    "Portfolio Manager" means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Fund.

     "SEC" means the Securities and Exchange Commission.

     "Security" includes stocks, notes, bonds, debentures, and other  evidences of  indebtedness  (including  loan  participations  and  assignments),  limited partnership interests, investment contracts, and all derivative instruments  of the  foregoing,  such  as  options and warrants. "Security"  does  not  include futures  or  options on futures, but the purchase and sale of such  instruments are nevertheless subject to the reporting requirements of this Code.

     "Securities Transaction" means a purchase or sale of Securities in which an Access Person has or acquires a Beneficial Interest.